UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2007
ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)
20850

` (Zip Code)
(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 12, 2007, EntreMed, Inc. (the “Company”) and Miikana Therapeutics, Inc. (“Miikana”), its wholly owned subsidiary, entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation, as agent (“GECC”), Merrill Lynch Capital (“Merrill Lynch”) and Oxford Finance Corporation (“Oxford”, together with Merrill Lynch and GECC, the “Lenders”). The Loan Agreement provides for (i) a term loan issued by the Lenders to the Company in the aggregate amount of $20,000,000 (the “Term Loan”) and (ii) the issuance and sale to the Lenders of stock purchase warrants evidencing the Lenders’ right to acquire their respective pro rata share of 250,000 shares of common stock of the Company (the “Warrants”).
     The Term Loan will accrue interest in arrears until the Term Loan is fully repaid at a fixed annual interest rate of 10.47%. The Term Loan will be repaid by the Company to GECC, for the ratable benefit of the Lenders, as: (i) nine consecutive payments of interest only (payable in arrears), each in the amount of $174,500, commencing on November 1, 2007 and (ii) thirty consecutive payments of principal and interest (payable in arrears), each in the amount of $760,606, commencing on August 1, 2008. The Term Loan expires on the earlier of (i) January 1, 2011 or (ii) the date the Term Loan otherwise becomes due and payable under the Loan Agreement, whether by acceleration of the obligations under the Term Loan (as described below) or otherwise.
     The Company will have the right to voluntarily prepay the Term Loan, in full or in part, upon five business days’ written notice to GECC. The Loan Agreement contains customary events of default that permits GECC to accelerate the Company’s outstanding obligations if the event of default is not cured within the applicable grace periods and also provides for automatic acceleration in the event of bankruptcy and other insolvency events.
     Upon the date of any voluntary or mandatory prepayment of the Term Loan, the Company must pay to GECC, for the ratable benefit of the Lenders, a sum equal to (a) all outstanding principal (or such portion of the principal being prepaid) plus accrued interest thereon with respect to the Term Loan, and (b) a prepayment premium equal to: (i) 3% on such prepayment amount, if such prepayment is made on or before the one year anniversary of the closing date, (ii) 2% on such prepayment amount, if such prepayment is made after the one year anniversary of the closing date but on or before the two year anniversary of the closing date, and (ii) 1% on such prepayment amount, if such prepayment is made after the two year anniversary of the closing date but on or before the maturity date of the Term Loan. The Company will not be obligated to pay the prepayment penalty under certain circumstances, including if full prepayment is made in connection with the Lenders’ refusal to consent to a sale of the Company’s right to receive payments under that certain Purchase Agreement, dated June 15, 2001, by and between the Company and Bioventure Investments kft (as amended, the “Thalidomide Royalty Agreement”).
     The Term Loan will be used for general corporate purposes and is secured by the personal property owned by the Company and Miikana. The collateral excludes the intellectual property owned by either the Company or Miikana (the “Intellectual Property”). The collateral for the Term Loan will include (i) the Company’s rights under the Thalidomide Royalty Agreement and (ii) any cash, royalty fees and other proceeds that consist of rights of payment or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property and the Thalidomide Royalty Agreement.

     The Warrants are exercisable by the Lenders until September 12, 2012. Subject to adjustments described in each Warrant, each Lender will be entitled to receive, upon exercise of such Warrant in whole or in part, shares of common stock of the Company at an exercise price of $2.00 per share. The Company granted demand registration right to the Lenders with respect to the offer and resale of any common stock of the Company acquired by the Lenders upon exercise or conversion of the Warrants, provided, however, that the Company has a one-time right to defer registration up to a period of 90 days. The Company issued the Warrants to the Lenders in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.
     A copy of the press release announcing the closing of the Loan Agreement is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 is hereby incorporated by reference into this Item 3.02.
Item 9.01
(d)	Exhibits.

99.1	Press Release dated September 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Dane R. Saglio

Dane R. Saglio
Chief Financial Officer

Date: September 18, 2007

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Press release issued by EntreMed, Inc. on September 17, 2007.